Exhibit 99.1

Bank of the James Announces First Quarter 2019

Financial Results and Declaration of Dividend

Commercial Loan Growth, Strong Mortgage Production, Record First Quarter EPS

LYNCHBURG, Va., April 26, 2019 — Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving Region 2000 (Greater Lynchburg MSA), and the Charlottesville, Harrisonburg, and Roanoke, Virginia markets, today announced unaudited results for the three months ended March 31, 2019.

Net income for the three months ended March 31, 2019 was $1.23 million or $0.28 per diluted share, compared with $1.12 million or $0.26 per diluted share for the three months ended March 31, 2018. The first quarter 2019 net income and earnings per share were the highest first quarter earnings in the Company’s 20-year operating history.

Robert R. Chapman III, President and CEO commented: “The first three months of 2019 reflect the execution of our strategic plan towards geographical expansion and year-over-year earnings growth. Our expanded regional markets continue to drive new business opportunities with solid activity in residential mortgage origination, insurance and investments, commercial banking and deposit growth. We look forward to subsequent quarters as our highly motivated team members continue the mission of value creation for our shareholders.”

Highlights

•

Led by growth in commercial lending, loans receivable, net of allowance for loan losses, were a Company-record $535.96 million at March 31, 2019, up from $530.02 million at December 31, 2018 and up 7% from $501.88 million a year earlier.

•

Owner-occupied commercial real estate loan totals at March 31, 2019 rose 9% from a year earlier, while non-owner-occupied commercial real estate loans rose 36% and commercial & industrial (C&I) loans increased 8% compared with totals at March 31, 2018.

•

Total interest income rose 18% and net interest income before the provision for loan losses was up 15% from the first quarter of 2018, driven primarily by increased interest generated through loan growth and interest expense management.

•

Total noninterest income, including increased fee income from treasury services, income from the Company’s insurance and investments business and gains on sale of residential mortgages, rose to $1.22 million in the first quarter of 2019 compared with $1.19 million in the first quarter of 2018.

•

Deposits increased to $616.74 million at March 31, 2019, led by growth in noninterest bearing demand deposits linked to commercial banking relationships. Core deposits (noninterest-bearing demand, NOW, savings and money market accounts) comprised 69% of the Company’s total deposits.

•	Total assets were a Company-record $684.39 million at March 31, 2019.

•	The Company maintained strong asset quality, with a ratio of nonperforming loans to total loans of 0.67% at March 31, 2019.

•

Measures of shareholder value included a $2 million increase in total stockholders’ equity to $57.18 million at March 31, 2019 from $55.14 million at December 31, 2018, and tangible book value per share rose to $13.06, up from $12.59 at December 31, 2018 and $11.80 at March 31, 2018.

•

Based on the results achieved in the first quarter of 2019, on April 23, 2019 the Company’s board of directors approved a $0.06 per share dividend payable to stockholders of record on June 7, 2019, to be paid on June 21, 2019.

First Quarter Operational Review

Total interest income was $7.23 million in the first quarter of 2019, up from $6.16 million a year earlier, primarily reflecting loan growth and adjustable rate loans that repriced to reflect rising interest rates. Interest expense increased year-over-year, which reflected a larger deposit base and rate increases in demand and time deposits. Interest rates paid on total interest-bearing deposits in the first quarter of 2019 were 0.82% compared with 0.64% a year earlier.

“While growing our deposit base has resulted in higher interest expense, customer deposits continue to represent the most cost-effective source of funding for loans, particularly as the cost of borrowed funds has risen during the past year,” noted Chapman. “As in past quarters, we funded a growing loan portfolio without the use of borrowed funds. Our plan this year includes adding new offices with an emphasis on gathering deposits. In 2019, the Company anticipates opening three new full-service locations and relocating a full-service office to a more accessible location.”

Net interest income in the first quarter of 2019 was $6.13 million, up 15% compared with the first quarter of 2018. Net interest income after provision for loan losses in the first quarter of 2019 was $5.92 million compared with $5.31 million in the first quarter of 2018, reflecting a modest year-over-year increase in the Company’s loan loss provision to reflect loan growth.

Commercial lending growth, increased rates, and an expanded interest rate spread contributed to the net interest margin increasing to 3.92% in the first quarter of 2019 compared with 3.65% a year earlier. The average rate spread for the three months ended March 31, 2019 was 3.77%, up from 3.54% for the three months ended March 31, 2018. Average rates on total earning assets rose to 4.62% compared with 4.22% for the three months ended March 31, 2018.

Noninterest income, including gains from the sale of residential mortgages to the secondary market, revenue contributions from BOTJ Investment Services, and income from the Bank’s line of treasury management services for commercial customers was $1.22 million in the first quarter of 2019 compared with $1.19 million in the first quarter of 2018.

Noninterest expense for the three months ended March 31, 2019 was $5.60 million compared with $5.10 million a year earlier. The increase primarily reflected increased personnel expenses from an expanded team of producing individuals, and higher occupancy costs related to new offices to support expanded business activity. Other real estate owned (OREO) expenses also increased slightly as a result of a write-down related to one of the properties in the OREO portfolio.

“Consistent with prior quarters, the strategic investments made are focused on generating growth, productivity and efficient delivery of services to customers,” explained Chapman. “Even with growth initiatives that impact performance in the short term, we are focused on continual productivity and efficiency improvement.”

In first quarter 2019, Return on Average Assets (ROAA) improved to 0.74% from 0.72% a year earlier, and Return on Average Equity (ROAE) was 8.73%, up from 8.62% a year earlier. The Company’s efficiency ratio improved to 76.19% in the first quarter of 2019 compared with 78.21% a year earlier.

Balance Sheet Review: Steady Growth, Sound Quality

Total assets were $684.39 million at March 31, 2019. The primary driver of asset growth continues to be loans held for -investment, net of the allowance for loan losses, which totaled $535.96 million. Loans held-for-sale were $2.60 million. Fair value of securities available-for-sale was $53.50 million compared with $52.73 million at December 31, 2018.

The Company’s commercial loan portfolio continued to provide balanced performance and year-over-year growth. Non-owner occupied commercial real estate (primarily commercial and investment property), was $80.12 million at March 31 compared with $58.95 million a year earlier. Owner-occupied commercial real estate was $107.70 million, up 9% from a year ago. Residential mortgages were $114.32 million at March 31, 2019, up 3% from a year earlier, with most of the growth coming from jumbo adjustable rate mortgages. Construction and land loans and home equity were slightly down year-over-year. Consumer loans and farm and agriculture loans, while relatively small segments of the portfolio, increased by double digits.

Total deposits at March 31, 2019 were a Company-record $616.74. During the past year, the majority of deposit growth has been core deposits, and particularly noninterest bearing demand deposits, which were $93.62 million at March 31, 2019, up 12% from $83.96 million at March 31, 2018.

Asset quality remained strong, with a ratio of nonperforming loans to total loans of 0.67% at March 31, 2019. The allowance for loan losses to total loans was 0.86% at March 31, 2019, unchanged from December 31, 2018, and the allowance for loan losses to nonperforming loans was 129%.

The Company continued growing stockholder value. Total stockholders’ equity was $57.18 million March 31, 2019, up from $55.14 million at December 31, 2018. Retained earnings increased to $17.49 million in the first quarter of 2019 from $16.52 million at year-end 2018. Tangible book value per share was $13.06 at March 31, 2019. The Bank’s regulatory capital ratios continued to exceed accepted regulatory standards for a well-capitalized institution.

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Charlottesville, Forest, Harrisonburg, Lynchburg, Madison Heights, and Roanoke. The bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of the Company. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

tscruggs@bankofthejames.com

FINANCIAL STATEMENTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

unaudited

Selected Data:	Three Months Ending Mar 31, 2019	Three Months Ending Mar 31, 2018	Change
Interest income	$7,234	$6,155	17.53%
Interest expense	1,104	824	33.98%
Net interest income	6,130	5,331	14.99%
Provision for loan losses	210	22	854.55%
Noninterest income	1,219	1,186	2.78%
Noninterest expense	5,599	5,097	9.85%
Income taxes	306	275	11.27%
Net income	1,234	1,123	9.88%
Weighted average shares outstanding - basic	4,378,436	4,378,436	-
Weighted average shares outstanding - diluted	4,380,959	4,378,526	(90)
Basic net income per share	$0.28	$0.26	$0.02
Fully diluted net income per share	$0.28	$0.26	$0.02

Balance Sheet at period end:	Mar 31, 2019	Dec 31, 2018	Change	Mar 31, 2018	Dec 31, 2017	Change
Loans, net	$535,959	$530,016	1.12%	$501,877	$491,022	2.21%
Loans held for sale	2,604	1,670	55.93%	3,448	2,626	31.30%
Total securities	57,194	56,427	1.36%	58,341	61,025	-4.40%
Total deposits	616,744	612,043	0.77%	584,516	567,493	3.00%
Stockholders’ equity	57,177	55,143	3.64%	51,675	51,665	0.02%
Total assets	684,388	674,897	1.41%	653,635	626,341	4.36%
Shares outstanding	4,378,436	4,378,436	-	4,378,436	4,378,436	-
Book value per share	$13.06	$12.59	0.47	$11.80	$11.80	$0.00

Daily averages:	Three months ending Mar 31, 2019	Three months ending Mar 31, 2018	Change
Loans, net	$533,314	$492,469	8.29%
Loans held for sale	2,004	2,439	-17.84%
Total securities	58,770	62,673	-6.23%
Total deposits	614,066	570,680	7.60%
Stockholders’ equity	57,317	52,847	8.46%
Interest earning assets	634,995	592,312	7.21%
Interest bearing liabilities	526,494	493,675	6.65%
Total assets	678,346	629,948	7.68%

Financial Ratios:	Three months ending Mar 31, 2019	Three months ending Mar 31, 2018	Change
Return on average assets	0.74%	0.72%	0.02
Return on average equity	8.73%	8.62%	0.11
Net interest margin	3.92%	3.65%	0.27
Efficiency ratio	76.19%	78.21%	(2.02)
Average equity to average assets	8.45%	8.39%	0.06

Allowance for loan losses:	Three months ending Mar 31, 2019	Three months ending Mar 31, 2018	Change
Beginning balance	$4,581	$4,752	-3.60%
Provision for losses	210	22	854.55%
Charge-offs	(133)	(240)	-44.58%
Recoveries	15	137	-89.05%
Ending balance	4,673	4,671	0.04%

Nonperforming assets:	Mar 31, 2019	Dec 31, 2018	Change	Mar 31, 2018	Dec 31, 2017	Change
Total nonperforming loans	$3,622	$2,939	23.24%	$3,545	$4,308	-17.71%
Other real estate owned	2,253	2,431	-7.32%	2,096	2,650	-20.91%
Total nonperforming assets	5,875	5,370	9.40%	5,641	6,958	-18.93%
Troubled debt restructurings - (performing portion)	422	424	-0.47%	435	440	-1.14%

Asset quality ratios:	Mar 31, 2019	Dec 31, 2018	Change	Mar 31, 2018	Dec 31, 2017	Change
Nonperforming loans to total loans	0.67%	0.55%	0.12	0.70%	0.87%	(0.17)
Allowance for loan losses to total loans	0.86%	0.86%	0.00	0.92%	0.96%	(0.04)
Allowance for loan losses to nonperforming loans	129.02%	155.87%	(26.85)	131.76%	110.31%	21.45

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited)
Assets	3/31/2019	12/31/2018
Cash and due from banks	$28,533	$26,725
Federal funds sold	20,207	23,600

Total cash and cash equivalents	48,740	50,325

Securities held-to-maturity (fair value of $3,666 in 2019 and $3,515 in 2018)	3,697	3,700
Securities available-for-sale, at fair value	53,497	52,727
Restricted stock, at cost	1,462	1,462
Loans, net of allowance for loan losses of $4,673 in 2019 and $4,581 in 2018	535,959	530,016
Loans held for sale	2,604	1,670
Premises and equipment, net	14,287	13,233
Software, net	186	193
Interest receivable	1,946	1,742
Cash value - bank owned life insurance	13,442	13,359
Other real estate owned	2,253	2,431
Income taxes receivable	797	1,102
Deferred tax asset	1,480	1,755
Other assets	4,038	1,182

Total assets	$684,388	$674,897

Liabilities and Stockholders’ Equity

Deposits
Noninterest bearing demand	$93,624	$91,356
NOW, money market and savings	331,848	331,298
Time	191,272	189,389

Total deposits	616,744	612,043
Capital notes	5,000	5,000
Interest payable	154	127
Other liabilities	5,313	2,584

Total liabilities	$627,211	$619,754

Stockholders’ equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,378,436 as of March 31, 2019 and December 31, 2018	9,370	9,370
Additional paid-in-capital	31,522	31,495
Accumulated other comprehensive (loss)	(1,207)	(2,243)
Retained earnings	17,492	16,521

Total stockholders’ equity	$57,177	$55,143

Total liabilities and stockholders’ equity	$684,388	$674,897

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Three Months
	Ended March 31,
Interest Income	2019	2018
Loans	$6,654	$5,674
Securities
US Government and agency obligations	185	198
Mortgage backed securities	61	68
Municipals	81	82
Dividends	18	8
Other (Corporates)	23	23
Interest bearing deposits	91	35
Federal Funds sold	121	67

Total interest income	7,234	6,155

Interest Expense
Deposits
NOW, money market and savings	306	192
Time Deposits	668	501
FHLB borrowings	—	1
Brokered time deposits	80	80
Capital notes	50	50

Total interest expense	1,104	824

Net interest income	6,130	5,331
Provision for loan losses	210	22

Net interest income after provision for loan losses	5,920	5,309

Noninterest income
Gains on sale of loans held for sale	691	620
Service charges, fees and commissions	439	464
Increase in cash value of life insurance	83	85
Other	6	17

Total noninterest income	1,219	1,186

Noninterest expenses
Salaries and employee benefits	2,928	2,713
Occupancy	421	395
Equipment	458	379
Supplies	162	149
Professional, data processing, and other outside expense	815	815
Marketing	145	140
Credit expense	127	125
Other real estate expenses	139	40
FDIC insurance expense	94	101
Other	310	240

Total noninterest expenses	5,599	5,097

Income before income taxes	1,540	1,398
Income tax expense	306	275

Net Income	$1,234	$1,123
Weighted average shares outstanding - basic	4,378,436	4,378,436

Weighted average shares outstanding - diluted	4,380,959	4,378,526

Net income per common share - basic	$0.28	$0.26

Net income per common share - diluted	$0.28	$0.26